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                                                                    Exhibit 10.5

                             EMPLOYMENT AGREEMENT
                                Jugal K. Taneja

     This Employment Agreement (this "Agreement") is made as of October 1, 2001, by DrugMax, Inc., a Nevada corporation (the "Employer"), and Jugal K. Taneja, an individual resident of Pinellas Park, Florida (the "Employee").

                                  WITNESSETH

1. Employment. The Employer hereby employs the Employee and the Employee hereby accepts such employment, upon the terms and subject to the conditions set forth in this Agreement. By execution of this Agreement, the Consulting Agreement by and between the Employer and the Employee, dated August 16, 1999, with a termination date of April 15, 2002, is hereby cancelled and superseded by this Agreement.

2. Term. The term of the employment under this Agreement shall be for a period of fifteen months beginning October 1, 2001, and terminating on December 31, 2002, unless such employment is otherwise terminated as provided in paragraphs 8 and 9 of this Agreement.

3.   Compensation; Reimbursement, Other Benefits.

     (a) The basic compensation to the Employee shall be payable bi-weekly based upon a calendar-year annual base salary of $144,500 (the "Annual Base Salary"). Such salary shall be subject to an annual performance review but any adjustment shall not result in an annual salary less than the Annual Base Salary. The Employee shall also be reimbursed for all reasonable expenses incurred on behalf of the Employer.

     (b) The Employee shall be entitled to such other benefits as the Board of Directors and/or any Compensation and Stock Option Committee of the Board of Directors may from time to time provide to him, specifically, the approved recommendations of the Compensation Committee's Bonus plan as set forth on September 19, 2001.

4. Duties. The Employee is engaged as the Chief Executive Officer and Chairman of the Board of the Employer, and shall have such duties consistent with such offices as may from time to time be reasonably assigned to him by the Board of Directors of the Employer. Employee's office shall be located at 6950 Bryan Dairy Road, Largo, Florida 33777.

5. Extent of Services. During the term of his employment under this Agreement, the Employee shall devote such time and efforts to the business of the Employer as may be reasonably necessary in the normal course of business. Employee is Chairman of numerous companies and it is understood that he will not be dedicating his full time efforts to Employer.

6. Vacation and Days Off. The Employee shall be entitled to such vacation time during each fiscal year of the Employer as he may qualify for, in accordance with any vacation policy
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from time to time established by the Employer's Board of Directors.
Notwithstanding the foregoing, the Employee shall be entitled to an annual vacation of not less than four (4) weeks, during which time his compensation shall be paid in full.

7.   Disability, Illness and Incapacity.

     (a) During the term of this Agreement, for any period of disability, illness or incapacity which renders the Employee at least temporarily unable to perform the services required under this Agreement, the Employee shall receive his full compensation as set forth in paragraph 3 of this Agreement, provided, however, if the Employee's disability, illness or incapacity extends beyond a period of ninety (90) day period, to any further compensation under paragraph 3(a) until he returns to a full-time service hereunder, but he shall be entitled only to such disability payments as may be provided by a disability insurance policy or policies, if any, purchased by the Employer.

     (b) Successive periods of disability, illness or incapacity will be considered separate periods unless the later period of disability, illness or incapacity is due to the same or related cause.

     (c) If and when the period of disability, illness or incapacity of the Employee totals ninety (90) days, his employment with the Employer will terminate. Notwithstanding the foregoing, if the Employee and the Employer agree, the Employee may thereafter be employed by the Employer upon such terms as may be mutually acceptable.

     (d) Any dispute regarding the existence, extent or continuance of the disability, illness or incapacity shall be resolved by the determination of a majority of three competent doctors who are not employees of the Employer, one of which shall be selected by the Employer, one of which shall be selected by the Employee and a third selected by the other two doctors. The Employer shall pay the doctor's fees and other charges associated with such determination.

8. Death. All rights of the Employee hereunder, shall terminate upon his death, except that the Employer shall pay to the estate of the Employee such compensation and other amounts as would otherwise have been payable to the Employee through the end of the month in which his death occurs. The Employer shall have no additional financial obligation under this Agreement to the Employee or his estate.

9.   Other Termination.

     (a) The Employer may terminate the employment of the Employee hereunder without notice for any of the following reasons:

          (i) The Employee's failure to promptly and adequately perform the duties assigned to him by the Employer pursuant to paragraph 4 above,

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                including, but not limited to, failure to follow the reasonable direction of the Board of Directors of the Employer, or those of any supervisors or superiors of the Employee, provided, however, that the Employer shall give the Employee written notice specifying the areas in which the Employee has failed to promptly and adequately perform his duties hereunder and Employee shall have thirty (30) days after receipt thereof to improve his employment to the reasonable satisfaction of the Employer.
          (ii) The Employee's material breach of any provision of this Agreement; or
          (iii) "Good cause", as defined below.

     (b) The term "good cause" as used in this Agreement includes, but is not necessarily limited to, habitual absenteeism, a pattern of conduct which tends to hold the Employer up to ridicule in the community, conviction of a felony or any crime of moral turpitude, abuse of, or substantial dependence on, as reasonably determined by the Board of Directors of the Employer, any addictive substance, including but not limited to alcohol, amphetamines, barbiturates, methadone, cannabis, cocaine, PCP, THC, LSD, or other illegal or narcotic drugs. If the Employee disputes any determination of abuse or substantial dependence made by the Board of Directors, the parties hereto agree to abide by the decision of a panel of three physicians who are not employees of the Employer, one of which shall be selected by the Employer, one of which shall be selected by the Employee and a third selected by the other two physicians. The Employee agrees to make himself available for and submit to examinations by such physicians as may be directed by the Employer. The Employee's failure to submit to any such examination shall constitute a material breach of this Agreement.

     (c) The Employee may terminate this Agreement for "Good Reason". For purposes of this Agreement, Good Reason means (i) a request by the Employer for the Employee to relocate to a facility more than 50 miles from Youngstown, Ohio or (ii) the Employer's material breach of any of its obligations under this Agreement or (iii) the shareholder sells more than 505 of the voting securities of the Employer.

     (d) If the Employee's employment with the Employer is terminated pursuant to paragraph 9(a), the Employer shall pay to the Employee any compensation earned but not paid to the Employee prior to such termination. Such payment shall be in full and complete discharge of any and all liabilities or obligations of the Employer to the Employee hereunder, and the Employee shall be entitled to no further benefits under this Agreement, except as otherwise specifically provided in the last sentence of paragraph 3(a) and in paragraph 3(b) of this Agreement. If the Employee's employment with the Employer is terminated by the Employer for a reason other than as provided in paragraph 9(a) or by the Employee pursuant to paragraph 9(c), the Employer will compensate the Employee, as severance pay, the Annual Base Salary for the remaining term of this Agreement. Such severance pay will be paid to the Employee at the date of termination.

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10.  Confidentiality. The Employee agrees to keep in strict secrecy and confidence any and all information the Employee assimilates or to which he has access during his employment by the Employer and which has not been publicly disclosed and is not a matter of common knowledge in the fields of work of the Employer. The Employee agrees that both during and after the term of his employment by the Employer, he will not, without the prior written consent of the Employer, disclose any such confidential information to any other person, partnership, joint venture, company, corporation or other organization.

11. Waiver. The waiver by the Employer of a breach by the Employee of any of the provisions of this Agreement shall not be construed as a waiver of any subsequent breach by the Employee.

12. Binding Effect; Assignment. The rights and obligations of the Employer under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Employee. This agreement is a personal employment contract and the rights, obligations and interests of the Employee hereunder may not be sold, assigned, transferred, pledged or hypothecated.

13. Entire Agreement. This Agreement contains the entire agreement of the parties and supersedes all prior agreements and understanding, oral or written, with respect to the subject matter hereof. This Agreement may be changed only by an agreement in writing signed by both parties.

14. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretations of this Agreement.

15. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Florida.

16. Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if sent by facsimile, email, or by certified or registered mail, first class, return receipt requested, to the parties at the following addresses, or such other address that a party may hereafter give notice to the other party as provided herein:

          If to the Employer:      DrugMax, Inc.
                                   12505 Starkey Road
                                   Largo, FL 33773
                                   Attention: Chief Operating Officer
                                   (727) 533-0431

          With a copy to  Counsel: Shumaker, Loop & Kendrick LLP
                                   101 E. Kennedy Blvd. Suite 2800
                                   Tampa, Florida 33602
                                   Attention:  Julio Esquivel

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          If to the Employee:    Jugal K. Taneja
                                 6950 Bryan Dairy Road
                                 Largo, Florida 33777


     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of this 11th day of October, 2001.


                                 EMPLOYER:
                                 DRUGMAX, INC.



                                 By:  /s/ William L. LaGamba
                                 --------------------------------------------

                                 William L. LaGamba
                                 Title: President and Chief Operating Officer
                                        -------------------------------------




                                 EMPLOYEE:


                                 /s/ Jugal K. Taneja
                                 --------------------------------------------
                                 Jugal K. Taneja

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